Exhibit 5.1

                       [Letterhead of The Otto Law Group]

                                  July 26, 2004

ACS Holdings, Inc.
7658 Municipal Drive
Orlando, Florida 32819

Ladies and Gentlemen:

      In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 100,000,000 shares of common stock (the "Shares") to be issued pursuant to a Consulting Services Agreement dated February 12, 2004, by and between ACS Holdings, Inc., a Nevada corporation ("ACS") and Bartholomew International Investments Ltd., Inc., as amended on April 22, 2004, June 1, 2004, July 12, 2004 and July 26, 2004 (the "Bartholomew Agreement"), and a Consulting Services Agreement dated February 12, 2004, by and between ACS and The Otto Law Group, PLLC, as amended on April 22, 2004, May 19, 2004, June 1, 2004, July 12, 2004 and July 26, 2004 (the "OLG Agreement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Bartholomew Agreement and the OLG Agreement and in accordance the Form S-8, the Shares will be validly issued, fully paid and nonassessable shares of the Company's common stock.

      We hereby consent to the filing of this opinion as an exhibit to the above-described registration statement.

                                        Very truly yours,

                                        THE OTTO LAW GROUP, PLLC

                                        /s/ The Otto Law Group